Advanced Ventures Corp.
113 Barksdale Professional Center
Newark, DE 19711
Tel/ Fax: 972-542066024
February 21, 2011
PRIVATE AND CONFIDENTIAL

Mr. Eyal Artsiely

Dear Mr. Artsiely:

Advance Ventures Corp. intends to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission.

We request your consent to cite your quotation for prototype manufacturing as we have included it in the Registration Statement.  Furthermore, we also request your consent to reference you by name in the Registration Statement as the source of this information.

We acknowledge that the quotation provided by you is subject to change as stated in the quotation.

If this is acceptable, please indicate your consent by countersigning this letter.

Thank you.

Sincerely,

ADVANCE VENTURES CORP.

/s/ Jacky Shenker

Jacky Shenker, President and Director
Advance Ventures Corp.

CONSENT GRANTED:

Eyal Artsiely

By:           /s/ Eyal Artsiely

Name:     Eyal Artsiely
Date:       February 21, 2011